EXHIBIT 99.1

                  PRESS RELEASE OF GREAT PEE DEE BANCORP, INC.

    Great Pee Dee Bancorp, Inc. Announces Increased Earnings for the Second
              Quarter, Cash Dividend and Promotion of John S. Long

January 12, 2006

Cheraw, SC - Great Pee Dee Bancorp, Inc. (NASDAQ: PEDE), the parent company of Sentry Bank & Trust, announced unaudited net income for the quarter ending December 31, 2005 of $378,000, an increase of 24% over the $304,000 earned in the same period of 2004. Earnings per share during the most recent quarter were $0.22 compared to earnings per share of $0.18 for the same quarter of 2004. Increased earnings for the quarter were primarily due to strong earning asset growth. Net interest income, the difference between interest income on earning assets, and interest expense on interest bearing liabilities, increased by 25% over the prior year period. Net income for the six month period ending December 31, 2005 was $724,000, or $0.42 per share compared to $614,000, or $0.36 per share for the same period of 2004.

Great Pee Dee Bancorp, Inc. reported total assets on December 31, 2005 of $215.7 million, reflecting a 26% increase over total assets of $171.1 million reported on December 31, 2004. Total net loans and deposits increased by 32% and 25% over the same period, respectively.

James C. Crawford, III, Chairman of the Board of Great Pee Dee Bancorp, Inc. announced today that the Board of Directors has declared a quarterly cash dividend in the amount of $0 .16 per share for the quarter ending December 31, 2005. The dividend is payable on February 10, 2006 to stockholders of record January 26, 2006.

John S. Long, President & CEO of Sentry Bank & Trust commented "I am pleased to see the improvements over the same period of 2004. Our team continues to focus on a commitment to quality customer service. This emphasis on customer service has resulted in the growth of not only new customers, but also additional services for our current customer base. Mr. Long also announced the purchase of a new branch office site in Florence. "This strategic location at 2170 West Evans St. will offer our current customers more convenience and also make it easier to attract new customers to our bank in the Florence market."

Mr. Crawford also announced today the promotion of John S. Long to President & CEO of Great Pee Dee Bancorp, Inc. Mr. Long will continue in his role as President & CEO of Sentry Bank & Trust as well as taking on the new responsibility as President & CEO of the Holding Company. The Board expressed their continued support and confidence in the abilities of Mr. Long to lead and move the Company forward.

Sentry Bank & Trust, the sole subsidiary of Great Pee Dee Bancorp, Inc., is a savings bank with $215 million in assets, operating three offices in Cheraw and Florence. In addition to primary banking operations, other related services are provided by Sentry Investment Services, the insurance and investment division. Shares of common stock of Great Pee Dee Bancorp, Inc. are listed on the NASDAQ and trade under the symbol PEDE. Additional corporate information, product descriptions, and online services can be located on the Bank's website at www.sentrybankandtrust.com.


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Note:

In addition to historical information, this release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause Great Pee Dee Bancorp, Inc.'s actual results to differ materially from those contemplated by such forward-looking statements, including, but not limited to increases in anticipated merger integration expenses. Great Pee Dee Bancorp, Inc. undertakes no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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                              Great Pee Dee Bancorp
                              Summary of Operations
                      (000's omitted except per share data)

                                          Three months          Three months         Six months            Six months
                                              ended                ended                ended                ended
                                       December 31, 2005    December 31, 2004    December 31, 2005    December 31, 2004
                                       -----------------    -----------------    -----------------    -----------------
                                           (unaudited)          (unaudited)          (unaudited)          (unaudited)
           Interest Income                    $3,233               $2,200               $6,174               4,406

           Interest Expense                   1,532                 839                 2,839                1,652

         Net Interest Income                  1,701                1,361                3,335                2,754

      Provision for Loan Losses                 97                   24                  217                   24

 Net interest income after provision          1,604                1,337                3,118                2,730

         Non-interest income                   208                  289                  470                  558

         Non-interest expense                 1,189                1,153                2,402                2,329

          Income before tax                    623                  473                 1,186                 959

             Income taxes                      245                  169                  462                  345

              Net Income                       378                  304                  724                  614

         Net Income per share
                Basic                          0.22                 0.18                 0.42                 0.36
               Diluted                         0.22                 0.18                 0.42                 0.36

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                              Great Pee Dee Bancorp
                             End of Period Balances
                      (000's omitted except per share data)

                                        December 31,2005           June 30, 2005           December 31,2004
                                          (unaudited)                                        (unaudited)

              Assets                        $215,650                 $195,746                  $171,112

            Loans, Net                      172,931                   154,131                  130,735

      Allowance for Loan Loss                1,760                     1,593                    1,430

             Deposits                       $150,748                  136,573                  $120,956

        Shareholder Equity                   26,332                   26,256                    26,795

       Book Value per share                  14.61                     14.57                    14.76



             Contact:

       Great Pee Dee Bancorp
           John S. Long
           843-537-7656